April 9, 2007

Elizabeth A. Grose, CPA

108 Diane Drive

Broomall, PA 19008

Agreement

On behalf of Prescient Applied Intelligence, I am pleased to extend an offer of employment to you. The details of the offer are as follows:

  Your title will be Corporate Controller. You will report directly to Jane Hoffer, President and CEO and be based in West Chester, PA. In this role, you will serve as Prescient's principal accounting and financial officer, responsible for all accounting and financial functions. It is our intention to evaluate your performance after three months, and at that time consider you for the position of Chief Financial Officer, subject to approval by the Board of Directors in its discretion.
  You will be paid $130,000 annually and will be paid in accordance with our regular payroll schedule. Your salary will be increased after a period of three months to $150,000, assuming your appointment as Chief Financial Officer in the discretion of the Board of Directors. You will also be entitled to an option grant, in an amount to be determined by the Compensation Committee, and approved by the Board of Directors.
  You will also be eligible for up to $15,000 in additional incentive compensation in 2007 based upon Prescient's performance.
  You will be eligible to participate in the Prescient's benefit program which includes, medical, dental, vision, short term disability, long term disability, life insurance programs, FSA and 401(k) programs in accordance with the specific plan's policy.
  You will be considered at the three years of service for PTO calculation purposes. The initial PTO at that rate is 18 days annually.
  Your start date will be today's date.
  The remaining terms and conditions of your employment are set forth in Prescient's standard Employment Agreement, a copy of which is attached hereto and incorporated herein by this reference. By accepting this offer, you hereby agree to each of the terms and conditions set forth in the Employment Agreement. To the extent of a conflict between this offer and the attached Employment Agreement, this offer shall control.

Prescient is an at-will employer and neither you nor Prescient is bound to continue the employment relationship if either chooses, at its will, to end the relationship at any time; provided, however, in the event you remain an employee of Prescient for a period of twelve months after the date hereof, and your employment with Prescient is terminated without cause, you shall be entitled to two months' severance.

This offer is contingent upon completion with the Immigration Reform and Control Act of 1986, which requires Prescient to verify that each employee hired is legally entitled to work in the United States.

Upon execution, this letter constitutes the entire agreement between Prescient and you with respect to the subject matter herein, and supersedes any prior or contemporaneous statements, representations, warranties, understandings, agreements or inducements of any kind. The agreement set forth herein may be modified only by a writing signed by Prescient and you stating that it modifies the agreement set forth in this letter. The agreement set forth in this letter shall be binding upon and inure to the benefit of the parties and their heirs and assigns.

Please indicate your acceptance by signing and returning a copy of this letter to me at our office. By executing this letter, this offer shall become a binding agreement governing your employment by Prescient.

Betsy, I believe you will make an important contribution to fulfilling Prescient's vision and I look forward to working with you.

Accepted by: __________________________________________________

Elizabeth A. Grose Date

EMPLOYMENT AGREEMENT

  PERFORMANCE

  Employee agrees to devote his/her full time and efforts, skill and attention to the business affairs of the Company and agrees that all services he/she performs for the Company will be performed in a skillful and competent manner in accordance with generally acceptable professional standards. Employee further agrees that, so long as he/she is employed by the Company, he/she will devote his/her time, energy, skill and best efforts to the performance of his/her duties in a manner which will faithfully and diligently further the business and interests of the Company.

  CONFLICT OF INTERESTS

  Employee represents that he/she is not a party to any restrictions, agreements or understandings of any kind which would prevent or make unlawful Employee's acceptance of the terms set forth in this Agreement or Employee's performance under this Agreement. Employee further represents that his/her acceptance of the terms of this Agreement and the performance of services under it do not and will not conflict with or constitute a breach or default of any contract or agreement, oral or written, to which Employee is a party or by which Employee is bound.

  CONFIDENTIAL PROPERTY
    Employee agrees that all processes, technologies, software and inventions (collectively, the "Inventions"), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him/her during his/her employment by the Company shall belong to the Company provided that such Inventions grew out of the Employee's work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business of the Company or any of its subsidiaries or affiliates, or are conceived or made on the Company's time or with the use of the Company's facilities or materials. The Employee shall further: (a) promptly disclose such Inventions to the Company, (b) assign to the Company, without additional compensation, all patent, trademark, copyright, service mark and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support his/her inventorship.
    If any Invention is described in a patent, trademark, copyright, or service mark application or is disclosed to third parties, directly or indirectly, by the Employee within two years after the termination of his/her employment by the Company, it is to be presumed that the Invention was conceived or made during the period of the Employee's employment by the Company.
    Employee agrees that he/she will not assert any rights to any Invention as having been made or acquired by him/her prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.
    Employee further agrees that if his/her employment is terminated for any reason, he/she will leave with the Company, and will not take, originals or copies of any and all records, papers, programs, computer software, documents and all matter of whatever nature which bear secret or confidential information of the Company, or any other materials or documents which are the property of the Company.
    While Employee is employed by the Company and at all times thereafter, Employee will not use for his/her personal benefit, or disclose or divulge to, or use for the direct or indirect benefit of, any person or entity other than the Company, any material referred to in paragraphs (a), (b), (c) and (d) above or any information regarding the business methods, business policies, procedures, techniques, trade secrets or other knowledge or processes of or developed by or for the Company, or any names and addresses of customers or clients, or any data on or relating to past, present or prospective customers or clients, or any other confidential information relating to or dealing with the business operations or activities of the Company, which were made known to Employee or which Employee learned or acquired while he/she was employed by the Company.
  RESTRICTIONS

  Employee agrees that, while employed by the Company and for a period of twelve (12) months after his/her employment with the Company is terminated for any reason, either voluntarily or involuntarily, Employee shall not, on his/her own behalf or the behalf of any other individual or entity, person, firm, corporation or other third party:

    Directly or indirectly employ, engage, attempt to employ or engage, solicit, or assist in employing or engaging, any person, firm, association or company that is or was employed or engaged by the Company as an employee or consultant during Employee's employment with the Company, unless or until such employee or consultant has ceased to be employed or engaged by the Company for a period of at least one (1) year.
    Directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, financing or control of, or be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, any business or enterprise located within a one-hundred (100) mile radius of the Company's office in West Chester, Pennsylvania, which is involved in business activities the same as, similar to or in competition with the business activities engaged in by the Company at the time at which Employee ceases his/her employment with the Company.
    Solicit, divert, interfere with, take away or attempt to take away, any business, individual or entity which is a current or prospective client or customer of the Company or was such a client or customer at any time during the twenty-four (24) months preceding Employee's termination of employment.
  DIRECT COURT ACCESS

  The Company may proceed directly to any court of competent jurisdiction for purposes of obtaining injunctive relief and relief ancillary thereto should Employee breach Section 3 or Section 4 of this Agreement. Employee acknowledges and agrees that the restrictions contained in this Agreement, in view of the nature of the business in which the Company is engaged, are reasonable and necessary to protect the legitimate interests of the Company. Employee further acknowledges that a breach of Section 3 or Section 4 of this Agreement will irreparably and continually damage the Company. Employee agrees that, in the event of any such breach or threatened breach, the Company shall be entitled to a preliminary or permanent injunction to prevent continuation of harm, without the necessity of proving actual damages, and to money damages.

  Employee consents to be personally subject to the jurisdiction of the federal or state courts located in the Commonwealth of Pennsylvania in any suit by the Company to enforce the restrictions set forth in this Agreement. In the event the Company finds it necessary to enforce this Agreement in a court of law or equity, the twelve (12) month restriction referred to in Section 4 above shall begin from the date of entry of the final order of the court. Employee also acknowledges that the Company shall recover damages caused to it as a result of any breach of Sections 3 or 4, including reasonable counsel fees and costs of suit should the Company prevail.

  TRAINING REIMBURSEMENT

  Continuing education, on-going training courses, product certification and other training programs sponsored by the Company to enhance employees' knowledge and skill level are an investment in the Company's employees. Employee agrees that if he/she voluntarily resigns within one (1) year following the completion of any training course which has been paid for, in whole or in part, by the Company, he/she will reimburse the Company for the costs and expenses incurred as follows:

  If Employee voluntarily leaves his/her employment within three (3) months following completion of such training, Employee agrees to reimburse the Company for 100% of all costs and expenses in connection with this training. After three (3) months, Employee's reimbursement to the Company will be pro-rated based on each full month of employment Employee completes after the conclusion of training until a full year has expired. For example, if a training investment of $1,000.00 has been made in Employee during the month of March and Employee voluntarily leaves in September of that same year, Employee is obligated to reimburse the Company for 66.7% of the cost of training, or $667.00. The following pro-rated schedule is applicable for training reimbursement for the one-year period following completion of training:

  1-3 months 100%

  4 months 88.9%

  5 months 77.8%

  6 months 66.7%

  7 months 55.6%

  8 months 44.5%

  9 months 33.4%

  10 months 22.3%

  11 months 11.2%

  12 months 0%

  Employee authorizes Prescient Systems, Inc. to deduct from his/her final paycheck(s) or other benefits, any training reimbursement due or any other amounts due and owing to the Company. In the event that the amount deducted from Employee's final paycheck(s) or other benefits is less than the amount Employee owes the Company, Employee agrees to repay Prescient Systems, Inc. the full balance within thirty (30) days of the termination of his/her employment. If the Company terminates Employee's employment within the first year after training has been conducted, Employee has no training reimbursement obligation.

  TERMINATION OF EMPLOYMENT

  Employee acknowledges that he/she is an employee-at-will, which means that his/her employment is of no fixed duration and that either the Employee or the Company can terminate employment at any time, for any or no reason, with or without notice.

  SEVERABILITY

  The provisions of this Agreement are severable, and if any one provision is found to be unenforceable in whole or in part, the remainder of this Agreement will remain valid and enforceable. In particular, if any of the restrictions contained in Section 3 or Section 4 of this Agreement are found to be unenforceable in whole or in part, the court should nevertheless enforce each restriction or portion thereof which is not found to be unenforceable and may modify any restriction to render it enforceable.

  GOVERNING LAW

  This Agreement and its construction, interpretation and performance will be governed by the laws of the Commonwealth of Pennsylvania.

  COSTS

Employee agrees to bear all legal and administrative costs incurred by Prescient Applied Intelligence, Inc. in enforcing this Agreement.